Exhibit 99.1

Post Holdings Announces Partial Exercise of Option to Purchase
Additional Convertible Preferred Stock
St. Louis, Missouri - January 10, 2014 - Post Holdings, Inc. (NYSE:POST) (the “Company”) announced today that the initial purchasers of its recent private offering of 2.5% Series C Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”), which closed on December 16, 2013, have partially exercised their option to purchase additional shares of the Preferred Stock and will purchase an additional 200,000 shares. Proceeds to the Company net of fees from the exercise of the option are expected to be approximately $19.4 million. Aggregate proceeds to the Company net of fees from the issuance of the Preferred Stock, including the exercise of the option, will be approximately $310.2 million. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include, among other things, financing pending acquisitions and any additional acquisition opportunities, working capital and capital expenditures. The sale of the additional shares is expected to close on January 14, 2014, subject to customary closing conditions.

The Preferred Stock was offered in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Preferred Stock and any shares of the Company’s common stock into which the Preferred Stock is convertible have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the offering and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. There can be no assurance that the proposed transactions will be completed as anticipated or at all.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626